Exhibit 99.1

Contact: Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2005 YEAR END FINANCIAL

RESULTS AND 2006 FINANCIAL GUIDANCE

Palo Alto, CA, - February 9, 2006 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $16.2 million, or $0.31 per share, for the fourth quarter ended December 31, 2005, compared with a net loss of $20.8 million, or $0.47 per share, for the same quarter in 2004. For the quarter ended December 31, 2005, total operating costs and expenses were $18.2 million, compared with $21.5 million for the same quarter in 2004.

For the year ended December 31, 2005, Telik reported a net loss of $75.5 million, or $1.47 per share, compared with a net loss of $69.8 million, or $1.60 per share, for the year ended December 31, 2004. Total operating costs and expenses increased to $82.6 million for the year ended December 31, 2005 from $72.5 million for year ended December 31, 2004.

Research and development expenses were $71.3 million for the year ended December 31, 2005, compared with $61.9 million for the year ended December 31, 2004. Research and development expenses included $53.8 million in clinical development expenses for the year ended December 31, 2005, compared with $45.6 million in clinical development expenses for the year ended December 31, 2004, an 18% increase from 2004 to 2005. This increase in clinical development expenses reflects headcount growth and increased expenses to support clinical activities, including the initiation of the TELCYTA ASSIST-3 Phase 3 clinical trial in 2005, partially offset by decreased costs associated with the TELCYTA ASSIST-1 Phase 3 clinical trial. Other (non-clinical) research and preclinical expenses were $17.5 million for the year ended December 31, 2005, compared with $16.3 million for the year ended December 31, 2004, an increase of 7% from 2004 to 2005.

General and administrative expenses were $11.3 million for the year ended December 31, 2005, compared with general and administrative expenses of $10.6 million for the year ended December 31, 2004, an increase of 6% from 2004 to 2005.

At December 31, 2005, Telik had cash, cash equivalents, investments and restricted investments of $205.6 million, compared with $138.6 million at December 31, 2004.

Telik also announced its financial guidance for 2006. Telik is forecasting total operating expenses in 2006 of $115 million to $120 million. This guidance includes the estimated effects of Telik’s adoption as of January 1, 2006 of Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payments, which requires the expensing of stock-based compensation. Telik estimates non-cash stock-based compensation expense under SFAS No. 123R will be approximately $20 million in 2006. This estimate is dependent on market price, assumptions used in estimating the fair value and the levels of share-based payments in 2006.

2005 highlights included:

•	The advancement of our lead product candidate, TELCYTA®, in three randomized Phase 3 registration trials and in two Phase 2 trials in first-line non-small cell lung cancer:

•	The ASSIST-1 Phase 3 trial completed enrollment of 440 women with platinum refractory or resistant ovarian cancer in the third-line setting. The primary endpoint for ASSIST-1 is improvement in survival.

•	A peer-reviewed publication describing the Phase 2 TELCYTA trial supporting the ASSIST-1 trial was published in the International Journal of Gynecological Cancer.

•	The ASSIST-3 trial was initiated to evaluate the combination of TELCYTA plus carboplatin in second-line platinum refractory or resistant ovarian cancer. This trial is enrolling 244 women. The primary endpoint for ASSIST-3 is objective response rate as well as progression-free survival.

•	The ASSIST-2 trial completed enrollment of 520 patients with platinum resistant non-small cell lung cancer in the third-line treatment setting. Improvement in survival is the primary endpoint of the ASSIST-2 trial.

•	Positive interim data from the multicenter Phase 2 trial of TELCYTA administered in combination with the standard regimen of carboplatin and paclitaxel in first-line non-small cell lung cancer were reported at the 11th World Conference on Lung Cancer in July. This trial has been expanded to multiple sites and is intended to enroll approximately 100 patients.

•	Positive interim data from the multicenter Phase 2 trial of TELCYTA administered in combination with cisplatin, also in first-line non-small cell lung cancer, were reported at the 41st annual meeting of the American Society of Clinical Oncology and at the 11th World Conference on Lung Cancer.

•	Preclinical data demonstrating the ability of TELCYTA to resensitize platinum-resistant human ovarian cancer cells to platinum were reported at the American Association for Cancer Research 96th annual meeting. These data provided scientific rationale for the ASSIST-3 trial design.

•	Preclinical data describing the synergistic inhibitory effects of both doublet and triplet combinations of TELCYTA with platinum and taxane drugs as compared to the individual agents in human ovarian and non small cell lung cancer cells were presented at the American Association of Cancer Research 96th annual meeting. These data provided scientific support for the Phase 2 first-line non-small cell lung cancer trials.

•	Enrollment was completed in the multicenter Phase 2 trial of TELINTRA in myelodysplastic syndrome (MDS).

•	Positive data from the Phase 2 TELINTRA MDS trial were reported at the 48th annual meeting of the American Society of Hematology, The data demonstrated high levels of bilineage and trilineage improvement using the standard International Working Group MDS response criteria, as well as activity across all MDS FAB types, including low, intermediate and high risk patients. TELINTRA treatment also was associated with reduction or elimination in the need for blood growth factor or transfusion support.

•	An Investigational New Drug Application was cleared by the U.S. Food and Drug Administration for the initiation of a clinical trial of TELINTRA Tablets in myelodysplastic syndrome.

Conference Call and Webcast

Telik will host its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 888-428-4479 or 612-288-0318. An archive of the conference call will be available on the Telik website from approximately 8:00 p.m. Eastern time on February 9 through February 16, 2006, or by telephone at 800-475-6701 or 320-365-3844, access code 818019.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA® (TLK286), a tumor-activated small molecule product candidate. TELCYTA is in three Phase 3 registration trials, ASSIST-1, ASSIST-2 and ASSIST-3, in advanced ovarian and non-small cell lung cancer. A second drug development candidate, TELINTRA™ (TLK199), is in Phase 2 clinical development in myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding 2006 financial guidance, anticipated expenses in 2006 and the potential for TELCYTA or TELINTRA to treat one or more types of cancer. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that none of Telik’s product candidates have been determined to be safe or effective in humans or been approved for marketing, clinical trials of Telik’s product candidates may take several years to complete and may not be successful, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and interim results of clinical trials do not necessarily predict final results. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2005. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Contract revenue from collaborations	$—	$44	$19	$163

Operating costs and expenses:
Research and development	15,487	18,805	71,345	61,868
General and administrative	2,744	2,709	11,278	10,613

Total operating costs and expenses	18,231	21,514	82,623	72,481

Loss from operations	(18,231)	(21,470)	(82,604)	(72,318)

Interest income, net	1,992	708	7,062	2,501

Net loss	$(16,239)	$(20,762)	$(75,542)	$(69,817)

Basic and diluted net loss per share	$(0.31)	$(0.47)	$(1.47)	$(1.60)

Weighted average shares used to calculate basic and diluted net loss per share	52,028	43,777	51,249	43,701

Selected Balance Sheet Data

(in thousands)

	December 31,
	2005	2004
	(Unaudited)
Cash, cash equivalents, investments and restricted investments	$205,643	$138,647

Total assets	213,346	146,133

Stockholders’ equity	194,525	126,344